UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF NEW YORK


 .................................................x
LODGIAN, INC.,                                   :    SUMMONS IN A
                                                 :    CIVIL CASE
                    Plaintiff,                   :
                                                 :    Docket No.:  00 CIV. 6118
          - against -                            :
                                                 :
CASUARINA CAYMAN HOLDINGS LTD.,                  :
EDGECLIFF HOLDINGS, LLC, EDGECLIFF               :
MANAGEMENT, LLC, 1994 WILLIAM J. YUNG            :
FAMILY TRUST, WILLIAM J. YUNG, JOSEPH YUNG,      :
and THE 1998 WILLIAM J. YUNG AND MARTHA A.       :
YUNG FAMILY TRUST,                               :
                                                 :
                    Defendants.                  :
 .................................................x

TO:      CASUARINA CAYMAN HOLDINGS LTD.
         EDGECLIFF HOLDINGS, LLC                  Address of all Defendants:
         EDGECLIFF MANAGEMENT, LLC
         1994 WILLIAM J. YUNG FAMILY TRUST        207 Grandview Drive
         WILLIAM J. YUNG                          Fort Mitchell, KY  41017
         JOSEPH YUNG
         THE 1998 WILLIAM J. YUNG AND
         MARTHA A. YUNG FAMILY TRUST

                  YOU ARE HEREBY SUMMONED and required to serve upon PLAINTIFF'S
ATTORNEY:

                           Dennis J. Block, Esq.
                           Cadwalader, Wickersham & Taft
                           100 Maiden Lane
                           New York, New York  10038

an answer to the complaint which is herewith served upon you, within 20 days after service of this summons upon you, exclusive of the day of service. If you fail to do so, judgment by default will be taken against you for the relief demanded in the complaint. You must also file your answer with the Clerk of this Court within a reasonable period of time after service


Clerk:  James M. Parkison                         Date:    August 16, 2000
        -----------------------------------

/s/  [Authorized Signatory]
-----------------------------------
(By) Deputy Clerk
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

 .................................................x
LODGIAN, INC.,                                   :    No.:  00 CIV. 6118
                                                 :
                    Plaintiff,                   :
                                                 :
          - against -                            :    COMPLAINT
                                                 :
                                                 :
CASUARINA CAYMAN HOLDINGS LTD.,                  :
EDGECLIFF HOLDINGS, LLC, EDGECLIFF               :    JURY TRIAL DEMANDED
MANAGEMENT, LLC, 1994 WILLIAM J. YUNG            :
FAMILY TRUST, WILLIAM J. YUNG, JOSEPH YUNG,      :
and THE 1998 WILLIAM J. YUNG AND MARTHA A.       :
YUNG FAMILY TRUST,                               :
                                                 :
                    Defendants.                  :
 .................................................x

                  Plaintiff Lodgian, Inc. ("Lodgian" or the "Company"), by its attorneys Cadwalader, Wickersham & Taft, alleges for its complaint against defendants Casuarina Cayman Holdings Ltd. ("Casuarina"), Edgecliff Holdings, LLC ("Edgecliff Holdings"), Edgecliff Management, LLC ("Edgecliff Management"), 1994 William J. Yung Family Trust (the "1994 Trust'), William J. Yung ("Yung"), Joseph Yung, and The 1998 William J. Yung and Martha A. Yung Family Trust (the "1998 Trust") (collectively, "Defendants"), upon knowledge with respect to Lodgian and its own acts, and upon information and belief as to all other matters, as follows:

                              NATURE OF THE ACTION
                              --------------------

                  1. Plaintiff brings this action for preliminary and permanent injunctive relief to prevent Defendants from continuing to violate the federal securities laws in furtherance of an undisclosed plan, conceived and orchestrated by Defendants, to acquire control of the Company's Board of Directors and/or to force the Company to sell its assets to Yung or companies he controls at below market price, or, in the alternative, to force a sale of the Company to third-party, or failing that, to compel Lodgian to purchase Defendants' Lodgian stock at a premium over its current market price (thereby permitting Defendants to reap a substantial profit on their Lodgian investment).

                  2. Plaintiff Lodgian is a Delaware corporation, and is one of the largest owners and operators of full service-hotels in North America.

                  3. Defendants Edgecliff Holdings and Casuarina beneficially own approximately 9.23% and 5.665%, respectively, of Lodgian's outstanding common stock. According to Defendants' Schedule 13D and the Amendments thereto, Yung controls the Edgecliff Defendants and Casuarina, and therefore, is deemed to have beneficial ownership of all their shares, which represent 14.9% of the Company's outstanding common stock.

                  4. This action seeks injunctive and other relief to redress Defendants' flagrant violations of the federal securities law in connection with their accumulation of Lodgian stock. As fully described below, for a period of ten months -- during which Defendants increased their Lodgian stake to nearly 15% of Lodgian's outstanding common stock -- Defendants misled the investing public (and Lodgian) as to their intentions concerning Lodgian. In a series of statements on Schedule 13D filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") with the Securities and Exchange Commission ("SEC"), Defendants utterly failed to disclose (as required by Schedule 13D) their actual intentions with respect to Lodgian.

                  5. In truth, during this entire ten-month period, Defendants were embarked on a scheme -- which still has not been accurately disclosed -- designed solely to maximize their immediate financial gain at the expense of maximizing greater long-term value for Lodgian's shareholders. To further this goal, Defendants have been actively attempting to obtain representation on or control over Lodgian's Board of Directors, to force a sale of the Company either to Yung or companies he controls at below market prices or to a third party, or, in the alternative, to have Lodgian repurchase Defendants' stock at a substantial premium over its market price. Defendants' tale purpose was never disclosed to the investing public in direct violation of Section 13(d) of Exchange Act.

                  6. In fact, Defendants' willingness to cease their efforts to elect directors to Lodgian's Board in exchange for a substantial payment from Lodgian for their shares was revealed to Lodgian (but not the investing public) on August 1, 2000, when Yung phoned Lodgian's Chief Executive Officer, Robert Cole. In that conversation, Yung offered to acquire a select group of hotels from Lodgian, and proposed as part of that transaction that the Company purchase Edgecliff and Casuarina's Lodgian stock for approximately $20 million -- representing a substantial greenmail premium to Defendants above the current trading price of Lodgian stock. To date, Defendants still have not disclosed their efforts to obtain a greenmail premium from Lodgian to the Company's stockholders or the investing public.

                  7. Unless injunctive relief is ordered, Lodgian and its stockholders will be irreparably harmed as a result of the securities laws violations described herein.

                             JURISDICTION AND VENUE
                             ----------------------

                  8. This Court has subject matter jurisdiction over this action pursuant to Section 27 of the Exchange Act, 15 U.S.C.ss.78aa and 28 U.S.C.ss.1331. The claims in this action arise under Section 13(d) of the Exchange Act, 15 U.S.C.ss.78m(d), and Rule 13d-1 promulgated thereunder by the Securities and Exchange Commission, 17 C.F.R.ss.240.13d-1.

                  9. Venue is proper in this District pursuant toss.27 of the Exchange Act, 15 U.S.C.ss.78aa and 28 U.S.C.ss.1391(b). Many of the acts, transactions and conduct constituting violations of the Exchange Act, including the dissemination of false and misleading information, occurred, at least in part, in this District.

                  10. In connection with the acts alleged in this Complaint, Defendants directly and indirectly used the means and instrumentalities of interstate commerce, including the mails, telephone communications and the facilities of national securities exchanges.

                                   THE PARTIES
                                   -----------

                  11. Plaintiff Lodgian, Inc. is a corporation organized under the laws of the State of Delaware, with its principal place of business in Atlanta, Georgia. Lodgian owns and operates hotels throughout North America. Lodgian's shares are registered pursuant to Section 12 of the Exchange Act and are publicly traded on the New York Stock Exchange.

                  12. Defendant William J. Yung is the President of Casuarina and the Chief Executive Officer of Columbia Sussex Corporation ("Columbia Sussex"), both of which are hotel companies that compete with Lodgian. He also is the President of the Edgecliff Defendants, which are primarily engaged in the business of investing in securities.

                  13. Defendant Joseph Yung, William Yung's son, serves as the Investment Advisor to the 1994 and 1998 Trusts and is an officer of Columbia Sussex.

                  14. Defendant Casuarina Cayman Holdings Ltd. is a corporation organized under the laws of Cayman Islands, BWI with its principal place of business in Fort Mitchell, Kentucky. Casuarina is a holding company owning 100% of the outstanding capital stock of Galleon Beach Resort, Ltd., which, in turn, owns and operates a resort hotel in Grand Cayman. Casuarina's two shareholders are Yung and the 1994 Trust.

                  15. Defendants Edgecliff Holdings, LLC and Edgecliff Management, LLC are organized under the laws of Kentucky and have their principal places of business in Fort Mitchell, Kentucky.

                  16. The 1994 and 1998 Trusts are organized under the laws of Ohio, with their principal offices in Fort Mitchell, Kentucky. The business of the Trusts is to hold assets for Yung's children.

                  17. According to their most recent Schedule 13D Amendment, Defendants are a "group" for purposes of Exchange Act Rule 13d-5, and together beneficially own 4,191,800 shares, or 14.9% of Lodgian's outstanding common stock.

                               FACTUAL BACKGROUND
                               ------------------

                  18. As set forth above, Lodgian is engaged in the business of owning and operating hotels throughout North America. As of December 31, 1999, Lodgian operated 134 hotels containing 25,493 rooms located in 35 states and Canada. The Company owns and operates hotels under the Marriott, Hilton, Holiday Inn, Radisson and Sheraton brands, among others. In fact, Lodgian is one of the nation's largest Holiday Inn and Marriott franchisees, and has been recognized repeatedly with service awards from these and other franchisors.

                  19. Yung, through his control of Casuarina and Columbia Sussex, also owns and operates hotels, and thus, directly competes with the Company in the lodging industry.

                  20. Beginning in or around October 1999, Casuarina and the Edgecliff Defendants, at the direction of Yung and the other Defendants, steadily increased their stake in Lodgian with a goal of obtaining representation on or control of the Company's Board of Directors, forcing a sale of the Company either to Yung or companies he controls at a fire sale price or to a third party buyer, or failing that, compelling Lodgian to repurchase Defendants' stock at a substantial premium over market price. Defendants did not disclose these efforts in any of their Schedule 13D filings.

The Initial Schedule 13D Contains A Boilerplate
Laundry List of the Possible Purposes of Defendants'
Investment in Lodgian And Is False And Misleading
-------------------------------------------------

                  21. On or around October 4, 1999, Casuarina, as required by
Section 13(d) of the Exchange Act, filed a Schedule 13D with the Securities and Exchange Commission ("SEC"). The Schedule 13D disclosed beneficial ownership of 9.2% of Lodgian's outstanding shares. In addition, under Item 4 of the Schedule 13D (which requires full and complete disclosure with respect to the filing person's "purpose" and "plans"), Casuarina stated that "Mr. Yung may seek representation on the Board of Directors of the Issuer. While Mr. Yung has no specific plans or proposals relating to obtaining representation on the Board of Directors of the Issuer, such representation may involve a plan or proposal to change the number or term of directors or to fill an existing vacancy on the Board and may involve solicitation of proxies to obtain such representation."

                  22. Item 4 further states that "while there are no specific plans or proposals at this time, nothing would preclude ... [the] undertaking [of] any of the following actions: the disposition of securities of the Issuer; an extraordinary corporate transaction involving the Issuer or any of its subsidiaries; a sale or transfer of material amount of the assets of Issuer or any of its subsidiaries; material change in the present capitalization or dividend policy of the Issuer; any other material change in the Issuer's business or corporate structure; changes in the Issuer's charter or by-laws or other actions that might impede the acquisition or control of the Issuer by any other person; causing securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association; causing securities of the Issuer to be eligible for termination of registration pursuant to the Securities Exchange Act of 1934; or any other similar action."

                  23. The Schedule 13D plainly is false and misleading because, at the time this Schedule was filed with the SEC, and notwithstanding Defendants' statements to the contrary, Defendants were not merely "considering" some or all of the actions above, but in fact already had decided on and were actively pursuing certain specific goals: altering the composition of the Board (by nominating Yung and others for director positions on the Board) and seeking either to promote an extraordinary corporate transaction (i.e., the sale of the Company to a third party or the sale of the Company's assets to Yung) or the greenmail of Lodgian through the repurchase of Yung's stock by Lodgian at an exorbitant premium.

                  24. The Schedule 13D also is false and misleading because Defendants did not intend to take any of the actions listed in P. 22 other than as noted above. By setting forth a laundry list of potential actions -- including "any other similar action" -- which Defendants in fact never had any intention of considering or pursuing, Defendants knowingly and willfully obscured their true purpose in acquiring Lodgian shares.

Amendment No. 1 (November 9,
1991) Is False And Misleading
-----------------------------

                  25. On November 9, 1999, Casuarina transferred all of its shares to its two shareholders, the 1994 Trust and Yung. On that same date, Defendants filed Amendment No. 1 disclosing this transfer of shares.

                  26. Amendment No. 1 also states that Casuarina and its affiliates had retained Greenhill & Co. as financial advisor in connection with their investment in Lodgian. Item 4 of Amendment No.1 contains virtually the same laundry list of possible plans with respect to the Company that was contained in the initial 13D disclosure, adding that "[a]lthough the Trust and William J. Yung are actively exploring their options with respect to each of the foregoing, there can be no assurance that the Trust and William J. Yung will actually seek to implement any of the foregoing."

                  27. Item 4 of Amendment No. 1, like Item 4 of the Schedule 13D, is false and misleading. Defendants were not considering all of the foregoing options; rather, they already had intended to seek representation on or control of the Board in order to force a sale of the Company or the sale of Lodgian's assets to Yung at below market prices or obtain greenmail from Lodgian. Moreover, by representing that they were considering all these alternatives, Defendants masked their true intent, as set forth above. These plans should have been, but were not disclosed.

Amendment Nos. 2 and 3 (November 16 and
November 22. 1999) Are False And Misleading
-------------------------------------------

                  28. On November 16, 1999, Defendants filed Amendment No. 2 to their Schedule 13D. Amendment No. 2 states that "by a letter dated November 16, 1999," Casuarina and its affiliates "informed Lodgian, Inc. of their intention to offer to acquire Lodgian, Inc." In the November 16 letter, which was attached to Amendment No. 2, Yung made a conditional "offer" to acquire Lodgian for $6.50/share subject to due diligence and the ability to obtain financing. Yung also demanded, among other things, "access to non-public information in connection with this proposal."

                  29. On November 22, 1999, Casuarina purchased 143,600 shares of Lodgian stock. On that same date, Amendment No. 3 was filed, disclosing Casuarina's purchase of those shares and attaching a letter from Mr. Cole to Yung rejecting Yung's "offer" to acquire Lodgian. As set forth in Mr. Cole's November 22 letter, the Lodgian Board "believe[d] that the terms and conditions by which you propose to move forward regarding a purchase of the Company are not in the best interests of Lodgian shareholders. Moreover, we believe that the price you are considering materially understates the value of the Company's business and assets."

                  30. By letter dated January 3, 2000, however, the Company offered Casuarina the very non-public information it had been seeking. The Company added that it had retained Morgan Stanley Dean Witter as its financial advisor to assist the Company in exploring strategic alternatives to maximize shareholder value. The Company stated that -- as with all parties potentially interested in an acquisition -- Lodgian was willing to provide Casuarina with non-public information regarding Lodgian upon proof of ability to finance an acquisition, and the execution of a customary confidentiality and standstill agreement. Defendants, however, were absolutely unwilling to enter into such a standstill agreement, which (as Defendants are well aware) is designed to protect Lodgian stockholders by preventing the use of non-public information regarding the Company in connection with unsolicited acquisition attempts that are not in the shareholders' best interests.

                  31. However, neither Amendment Nos. 2 or 3, nor Yung's letter accompanying Amendment No. 2, disclose Defendants' actual "purpose or plans" in connection with Casuarina's acquisition of additional Lodgian stock. At the time they filed Amendment Nos. 2 and 3, Defendants in fact were acquiring additional shares in connection with seeking representation on or control of the Lodgian board in order to force a sale of the Company or the sale of Lodgian's assets to Yung at fire sale prices, or to force Lodgian to purchase Yung's shares at a premium. Those plans should have been but were not publicly disclosed. Accordingly, Amendment Nos. 2 and 3 plainly are false and misleading.

Amendment Nos. 4, and 5 (December 28, 1999
and January 18, 2000) Are False And Misleading
----------------------------------------------

                  32. Between December 20 and December 28, 1999, Casuarina purchased an additional 200,200 shares of Lodgian common stock, thereby increasing Defendants' stake in Lodgian to 10.54862%. On December 28, 1999, Defendants filed Amendment No. 4 to their Schedule 13D, which disclosed these purchases. Likewise, Amendment No. 5, filed on January 18, 2000, disclosed Casuarina's purchase of 100,000 additional Lodgian shares. In Item 4 of both Amendment No. 4 and No. 5, however, Defendants once again completely failed to disclose any "purposes or plan" in connection with their acquisition of these additional shares, nor did they purport to amend Defendants' prior disclosure -- contained in the Schedule 13D and the first three amendments thereto.

                  33. Amendment Nos. 4 and 5 clearly are false and misleading. At the time they filed Amendment Nos. 4 and 5, Defendants were well into a campaign not only to obtain Board representation, but also either to acquire outright control of the Board and to force a sale of the Company to a third party or the sale of the Company's assets to Yung at prices favorable to Yung but not to the majority of Lodgian shareholders, or to compel Lodgian to purchase Defendants' Lodgian shares at a substantial premium over the stock's current market price. In fact, as noted above, Defendants' true intentions (as described herein) are confirmed by their unwillingness to execute a customary standstill restriction in order to obtain non-public information regarding the Company. Amendment Nos. 4 and 5 do not contain any disclosure of Defendants' "purposes and plans" with respect to their ownership and acquisition of Lodgian stock, let alone their true "purposes and plans" as set forth above.

Amendment Nos. 7 and 8 (April 18
And May 4, 2000 Are False and Misleading
----------------------------------------

                  34. Amendment No. 7 finally disclosed that Defendants intended to conduct a proxy contest in order to nominate and elect directors to Lodgian's Board at the 2000 Annual Meeting of Stockholders. In Item 4 of Amendment No. 7, Defendants stated that their nominees "are expected to strongly advocate a sale of Lodgian to the highest bidder, whether to [Defendants] or to any other party offering an acquisition proposal deemed to be superior." Amendment No. 7 also attached a copy of a Preliminary Proxy Statement to shareholders ("PPS"), which listed Defendants' proposed nominees as Yung, Joseph E. Marquet (Columbia Sussex's Chief Financial Officer) and Andrew Berger (Edgecliff's outside counsel). Amendment No. 8 to Defendants' Schedule 13D attached an amended PPS.

                  35. Thus, after Defendants had accumulated over 11% of Lodgian's stock and filed a Schedule 13D and six amendments thereto, Defendants disclosed -- for the first time -- their long standing and transparent intention to nominate and attempt to elect directors to the Lodgian's Board of Directors and force a sale of the Company to a third party or, in the alternative, to Yung. Amendment Nos. 7 and 8, however, still are false and misleading because while they discuss a possible sale of the Company to Yung or companies he controls, they do not disclose that Yung is interested in such a transaction only if he could make the purchase at a below market price that would be favorable to Yung but not to the majority of Lodgian stockholders. Moreover, Amendment Nos. 7 and 8 fail to disclose Defendants' intention to obtain a greenmail premium by forcing Lodgian to purchase Defendants' Lodgian stock at a price substantially above its current market price. In short Defendants failed to place the investing public on notice as to the true course of action they were pursuing as required by Section 13(d) of the Exchange Act.

Amendment No. 9 (May 25,
2000) Is False and Misleading
-----------------------------

                  36. On May 25, 2000, Casuarina purchased 1,100,000 additional shares of Lodgian thereby increasing Defendants' stake in Lodgian to 14.9%. On that same date, Defendants filed Amendment No. 9 disclosing that purchase. In
Item 4, however, Defendants again failed to disclose any "purposes or plan" in connection with Casuarina's acquisition of these additional shares, nor did Defendants purport to amend their prior disclosure contained in the Schedule 13D or the eight prior amendments thereto. By failing to make corrective disclosure regarding Defendants' true plan with respect to Lodgian, Amendment No. 9 plainly is false and misleading.

Amendment Nos. 10 and 11 (July 13, 2000
and July 18, 2000) Are False and Misleading
-------------------------------------------

                  37. By letters dated July 13 and 17, 2000, Yung wrote Mr. Cole regarding the Company's announced potential sale of certain Lodgian hotels to a third party. Morgan Stanley had arranged this transaction pursuant to the Company's previously disclosed strategy of selling under-performing hotels, consolidating the number of brands in the Company's portfolio, and using the proceeds of asset sales to reduce the Company's overall debt.

                  38. In his July 13 and 17 letters, Yung indicated that his "organization" would have offered at least $10 million above the quoted purchase price for these hotels, and suggested that Lodgian was selling a particular hotel for 50% of cost. Yung's July 13 and July 17 letters were attached to Amendment Nos. 10 and 11, respectively.

                  39. Mr. Cole replied to Yung in letters dated July 13 and 20, 2000. In these letters, Mr. Cole made clear that several weeks earlier, Morgan Stanley, at the request of the Lodgian Board, contacted Yung's financial advisors to determine if Yung would be interested in an acquisition of selected properties in one or more portfolio sales. Yung's advisors responded that Yung had no interest in such transactions (the very type of transaction that Yung, in his July 13 letter, suddenly claimed a willingness to consummate). Indeed, Yung himself had expressed a complete lack of interest in such portfolio transactions in a face to face meeting with Mr. Cole in June 2000.

                  40. Mr. Cole also indicated in his July 20 letter that Lodgian was not selling a hotel to the third-party in question at 50% of cost. Finally, he noted that, as he had stated publicly on other occasions, Lodgian was determined to reduce the Company's debt, "especially in this higher interest rate environment. This debt reduction strategy will be executed primarily through the sale of hotels, in particular in markets where new supply has negatively impacted business trades. Quite simply, in determining whether to sell a hotel or portfolio of hotels, Lodgian's management and its Board of Directors have acted and will continue to act so as to maximize shareholder value."

                  41. As set forth in Mr. Cole's letters, Yung and his financial advisors repeatedly indicated to Lodgian that they had absolutely no interest in purchasing selected Lodgian properties; instead, they wanted to acquire Lodgian as a whole. Amendment Nos. 10 and 11 and the letters attached thereto, however, represented that Yung's "organization" not only would have purchased the ten properties in question, but would have done so at a price $10 million higher than Lodgian's planned transaction with a third party. These statements clearly were false, and in fact directly contradict the substance of Yung and his advisors' representations to Lodgian. In truth, Defendants never had any intention of pursuing such a transaction, and Amendments Nos. 10 and 11 plainly are misleading by suggesting that Defendants would be willing to make such a purchase.

                  42. In short, neither the Schedule 13D nor any of the twelve Amendments thereto disclose Defendants' true intention with respect to Lodgian. In fact, Defendants did not disclose their plan to nominate candidates for the Lodgian Board until April 2000 -- at least six months after they had determined to do so. Moreover, Defendants' Schedule 13D filings represent that Defendants and their nominees for directors believe that Yung and his "organization" are in a position to offer the highest value for the Company. In truth, Defendants and their proposed directors -- Yung, and his employee and his lawyer -- will purchase Lodgian only at a price well below market value to the detriment of the majority of Lodgian stockholders. This information is never disclosed in Defendants' Schedule 13D filings.

                  43. In addition, to date Defendants still have not disclosed their proposal to Lodgian to call off their efforts to nominate directors in exchange for Lodgian repurchasing Defendants' Lodgian stock at a price substantially in excess of its current market price. As noted above, Yung proposed such a sale of his Lodgian shares to Mr. Cole in an August 1 phone conversation. During that call, Yung proposed a transaction whereby he would purchase certain Lodgian properties, and Lodgian would use part of the proceeds from this transaction to purchase Yung's Lodgian shares for approximately $20 million -- representing a substantial greenmail premium to Defendants over the stock's current market price. In flagrant violation of the federal securities laws, Defendant never timely disclosed any of the foregoing in their Schedule 13D or any Amendments thereto.

Defendants' Preliminary Proxy
Statements Are False And Misleading
-----------------------------------

                  44. As set forth above, Amendment Nos. 7 and 8 to Defendants'
Schedule 13D attaches Edgecliff Holding's Preliminary Proxy Statement and Amendment No. 1 to the Preliminary Proxy Statement (the "PPS"). The PPS contains much of the same false and misleading disclosure contained in the Schedule 13D and the Amendments thereto.

                  45. In particular, the PPS represents that Edgecliff Holding's nominees to the Board "are open to considering all of the Company's strategic alternatives, rather than a select few." Likewise, the PPS states that "Edgecliff believes that a sale of the Company to the highest bidder represents the best means for the Company's stockholders to maximize the value of their Shares, and that the Edgecliff Group is in a position to offer the highest value available." These statements are false and misleading. As Defendants are well aware, Edgecliff Holdings and the other Defendants' interest is not in maximizing shareholder value in connection with acquiring the Company, but in consummating such a transaction at well below market value for the benefit of the Defendants, and to the detriment of the Company stockholders.

                  46. Moreover, The PPS is utterly silent with respect to Edgecliff Holdings' offer to cease its efforts to nominate and elect directors to the Lodgian Board if the Company will purchase Defendants' Lodgian stock for a substantial premium over its current market price. The PPS plainly is false and misleading in failing to disclose this crucial information regarding Edgecliff Holdings' lack of "commitment" to its efforts to obtain representation on the Lodgian Board of Directors.

                                IRREPARABLE HARM
                                ----------------

                  47. Unless Defendants are enjoined from continuing their unlawful conduct, Lodgian, its shareholders and the investing public will continue to suffer irreparable injury in that, among other things:

                           a. The Lodgian shareholders and the investing public
will continue to be denied material information to which they are entitled under the federal securities laws and which is essential to informed investment decision making with respect to purchasing, selling and voting Lodgian shares;

                           b. The market for Lodgian shares will continue to be
manipulated and disrupted;

                           c. The widespread confusion and uncertainty created
by Defendants' unlawful conduct as to the intentions of Defendants toward Lodgian is causing, and will continue to cause, substantial uncertainty as to the future course and conduct of Lodgian's business, causing damage to employee morale, potential loss of business, and impeding and complicating plans for future operations; and

                           d. The Defendants will continue to threaten using the
Lodgian shares acquired and held in violation of the federal securities laws in attempting to cause changes in the operation, structure and board composition of Lodgian.

                                CLAIM FOR RELIEF
                                ----------------

                (Violations of Section 13(d) of the Exchange Act,
                       15 U.S.C. ss. 78m, With Respect to
                  Amendments 1 Through 12 to the Schedule 13D)

                  48. Lodgian repeats and realleges each and every allegation contained in Paragraphs 1-47 as if fully set forth herein.

                  49. Section 13(d) of the Exchange Act, 15 U.S.C. ss. 78m(d)(1), and Rule 13d-1 promulgated thereunder, require that any person acquiring beneficial ownership of 5 percent or more of any class of securities of any company registered under Section 12 of the Exchange Act, 15 U.S.C. ss. 781, must file a Schedule 13D Statement with the SEC and any national exchange on which the Company's shares are registered (in this case the New York Stock Exchange) within ten days of crossing the 5% threshold.

                  50. In the Schedule 13D statement, the filing persons must fully and truthfully disclose (among other things) their purposes, plans and intentions with respect to the acquisition of such shares (Item 4).

                  51. Rule 12b-20, 17 C.F.R. ss. 240.12b-20, specifically
requires that the reporting persons also disclose "such further material information" as is necessary to make the information required in the Schedule 13D statement not misleading in light of the circumstances in which the required statements are made.

                  52. As hereinabove alleged, the Schedule 13D and Amendments 1 through 12 to the Schedule 13D filed by Defendants fail to make the full and fair disclosure required by the Exchange Act and the rules promulgated thereunder.

                  53. Plaintiff has no adequate remedy at law.

                                PRAYER FOR RELIEF

                  WHEREFORE, plaintiff respectfully requests that this Court grant relief against Defendants as follows:

                  I. Preliminarily and permanently enjoining Defendants and all other persons acting in concert with or on behalf of Defendants, directly or indirectly, from making any additional false or misleading public statements and false and misleading public filings regarding Lodgian stock, and from taking or attempting to take any other steps in furtherance of their unlawful conduct and scheme;

                  II. Ordering Defendants to take immediate corrective action to disclose all material facts in connection with their efforts to acquire shares of Lodgian, control of Lodgian, or votes or proxies with respect to Lodgian shares, and otherwise to cure the

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

defects in their Schedule 13D and to bring their conduct into compliance with Sections 13(d) of the Exchange Act, 15 U.S.C. ss.ss. 78m(d), and the rules and regulations promulgated thereunder, all in a statement to be approved by the Court and disseminated in a manner to be approved by the Court.

                  III. Ordering Defendants to divest themselves of any and all shares of Lodgian stock that they unlawfully acquired in violation of the federal securities laws in accordance with and pursuant to a plan of divestiture ordered by the Court.

                  IV. Awarding Lodgian reasonable attorneys' fees, costs and disbursements of this action.

                  V. Ordering expedited discovery with respect to the claims alleged herein; and

                  VI. Awarding such other and further relief as this Court may deem just and proper.

Dated:   New York, New York
         August 16, 2000

                                   Respectfully submitted,

                                   CADWALADER, WICKERSHAM & TAFT


                                   By:  /s/ Dennis J. Block
                                        ----------------------------------
                                        Dennis J. Block (DB-0432)
                                        Jason M. Halper (JH-8310)
                                        Simon C. Roosevelt (SR-3563)
                                        100 Maiden Lane
                                        New York, New York  10038
                                        (212) 504-6000

                                   Attorneys for Plaintiff Lodgian, Inc.

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